Exhibit 23.7

November 8, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for AstraZeneca PLC and, under the date of February 2, 2017, we reported on the consolidated financial statements of AstraZeneca PLC and subsidiaries as of and for the year ended December 31, 2016. KPMG LLP ceased to act as principal accountants for AstraZeneca PLC on July 20, 2017. We have read AstraZeneca PLC’s statements included under Change in Registrant’s Certifying Accountant of its Form F-3 dated November 8, 2019, and we agree with such statements except that we are not in a position to agree or disagree with AstraZeneca PLC’s statement in the first paragraph of Change in Registrant’s Certifying Accountant that PricewaterhouseCoopers LLP was re-elected as auditors of AstraZeneca PLC  on April 26, 2019 and in the final paragraph of Change in Registrant’s Certifying Accountant that PricewaterhouseCoopers LLP was not engaged regarding either: (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on AstraZeneca PLC and subsidiaries’ consolidated financial statements, or (2) any matter that was either the subject of a “disagreement” or a “reportable event”.

Very truly yours,

/s/ KPMG LLP

KPMG LLP